Exhibit 99.1

EQUINIX PRESIDENT AND COO PHIL KOEN ANNOUNCES HIS INTENTION TO RESIGN IN MARCH 2006

Foster City, CA - October 28, 2005 - Equinix, Inc. (Nasdaq: EQIX), the leading provider of network neutral data centers and Internet exchange services, today announced that President and Chief Operating Officer Phil Koen plans to resign effective March 2, 2006.

Koen, who will continue to advise the company as a strategic advisor after March 2, 2006, joined Equinix in July 1999 as Chief Financial Officer and in this position built Equinix’s initial operating and financial functions. Additionally, Koen led the effort to secure more than $800 million in public and private financing, including completing the company’s initial public offering in August 2000. In May 2001, he was promoted to President and COO where he led the company’s program to build out US Internet Business Exchange(tm) (IBX®) centers. He has also been instrumental in turning around the company’s performance in the Asia Pacific region, where the company is showing increasingly positive financial results.

“Phil was one of the original members of the executive team during its initial start-up. His leadership, strategic vision and tenacity throughout the years have helped Equinix achieve the market leadership position we hold today,” said Peter Van Camp, CEO of Equinix. “With Phil’s assistance, we will be working together over the next four months to ensure a smooth transition. I will miss his contributions as President and COO.”

“Being part of this success story has been terrific. I have fulfilled my greatest goal, which was to be part of a team that has taken a company from start up to an industry leader, and the company is currently on an excellent course with strong leadership. I have a strong personal interest in the telecom and internet services space and now is the time for me to pursue several unique opportunities,” said Phil Koen, President and COO of Equinix.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s Internet Business Exchange(tm) (IBX®) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.